                                                                    EXHIBIT 99.6


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         All statements contained herein, as well as statements made in press releases and oral statements that may be made by us or by officers, directors or employees acting on our behalf, that are not statements of historical fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause our actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Among the factors that could cause our actual results to differ materially are the following: a total or partial loss of one or more satellites due to operational failures, space debris or otherwise; delays in the construction of our seventh, eighth or ninth satellites; an unsuccessful deployment of future satellites; inability to settle outstanding claims with insurers; a decrease in sales of digital equipment and related services to international direct-to-home service providers; a decrease in DISH Network subscriber growth; an increase in subscriber turnover; an increase in subscriber acquisition costs; an inability to obtain certain retransmission consents; our inability to retain necessary authorizations from the FCC; an inability to obtain patent licenses from holders of intellectual property or redesign our products to avoid patent infringement; an increase in competition from cable as a result of digital cable or otherwise, direct broadcast satellite, other satellite system operators, and other providers of subscription television services; future acquisitions, business combinations, strategic partnerships and divestitures; the introduction of new technologies and competitors into the subscription television business; a change in the regulations governing the subscription television service industry; the outcome of any litigation in which we may be involved; general business and economic conditions; and other risk factors described from time to time in our reports and statements filed with the Securities and Exchange Commission. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements that include the terms "believes," "belief," "expects," "plans," "anticipates," "intends" or the like to be uncertain and forward-looking. All cautionary statements made herein should be read as being applicable to all forward-looking statements wherever they appear. In this connection, investors should consider the risks described herein and should not place undue reliance on any forward-looking statements.

RESULTS OF OPERATIONS

Three Months Ended June 30, 2001 Compared to the Three Months Ended June 30,
2000.

         Revenue. Total revenue for the three months ended June 30, 2001 was $966 million, an increase of $320 million compared to total revenue for the three months ended June 30, 2000 of $646 million. The increase in total revenue was primarily attributable to higher average revenue per subscriber and continued DISH Network subscriber growth. We expect that our revenues will continue to increase as the number of DISH Network subscribers increases.

         DISH Network subscription television services revenue totaled $883 million for the three months ended June 30, 2001, an increase of $328 million compared to the same period in 2000. DISH Network subscription television services revenue principally consists of revenue from basic, premium and pay-per-view subscription television services. This increase was directly attributable to higher average revenue per subscriber and continued DISH Network subscriber growth. DISH Network added approximately 350,000 net new subscribers for the three months ended June 30, 2001 compared to approximately 445,000 net subscriber additions during the same period in 2000. The reduction in net new subscribers for the quarter ended June 30, 2001 primarily resulted from increased churn. As of June 30, 2001, we had approximately 6.07 million DISH Network subscribers compared to approximately 4.3 million at June 30, 2000, an increase of approximately 41%. DISH Network subscription television services revenue will continue to increase to the extent we are successful in increasing the number of DISH Network subscribers and maintaining or increasing revenue per subscriber. While there can be no assurance, assuming the U.S. economy continues to grow at a slow pace, we expect to add approximately 1.5 to 1.75 million net new subscribers during 2001, and to obtain a majority of all net new DBS subscribers. This subscriber guidance has been refined from our previous estimate of 1.5 to 2.0 million net new subscriber additions during 2001.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


         Monthly average revenue per subscriber was approximately $50.00 during the three months ended June 30, 2001 and approximately $45.22 during the same period in 2000. For the six months ended June 30, 2001, our monthly average revenue per subscriber was approximately $49.00. The increase in monthly average revenue per subscriber is primarily attributable to $1.00 price increases in America's Top 100 CD, our most popular programming package, during both May 2000 and February 2001, the increased availability of local channels by satellite, the successful introduction of our $39.99 per month America's Top 150 programming package during April 2000 together with an increase in subscriber penetration in our higher priced Digital Home Plans. Anticipated programming promotions may reduce monthly average revenue per subscriber for new subscriber additions during the third quarter of 2001. Those reductions would also impact monthly average revenue per subscriber in total during the third quarter.

         For the three months ended June 30, 2001, DTH equipment sales and integration services revenue totaled $47 million, a decrease of $13 million compared to the same period during 2000. DTH equipment sales consist of sales of digital set-top boxes and other digital satellite broadcasting equipment to international DTH service operators and sales of DBS accessories. This decrease in DTH equipment sales and integration services revenue was primarily attributable to a decrease in demand for digital set-top boxes from our two primary international customers as compared to the same period during 2000.

         A significant portion of DTH equipment sales and integration services revenues have resulted from sales to two international DTH providers. We currently have agreements to provide equipment to DTH service operators in Spain and Canada. Our future revenue from the sale of DTH equipment and integration services in international markets depends largely on the success of these DTH operators and continued demand for our digital set-top boxes. While we have binding purchase orders from both providers for 2001, we expect overall demand for 2001 to be lower than the same period in 2000. As a result, we expect total DTH equipment sales and integration services revenue to decrease in 2001 compared to 2000. Although we continue to actively pursue additional distribution and integration service opportunities internationally, no assurance can be given that any such efforts will be successful.

         In order, among other things, to comply with the injunction issued against us in our pending litigation with the four major broadcast networks and their affiliate groups, we may terminate the delivery of distant network channels to certain of our subscribers. Additionally, during 2000, the FCC issued rules which impair our ability to deliver certain superstation channels to our customers. Those rules will increase the cost of our delivery of superstations, and could require that we terminate the delivery of certain superstations to a material portion of our subscriber base. Further, in the event our EchoStar VII spot beam satellite is not delivered and launched in accordance with contractual schedules, or for any other reason is not operational by January 1, 2002, we could be required to temporarily terminate delivery of local network channels in specific markets. Such terminations could be necessary in order to comply with government imposed must carry obligations to carry all channels in markets where popular channels are carried. In combination, these terminations would result in a small reduction in average monthly revenue per subscriber and could increase subscriber churn. While there can be no assurance, any such decreases could be offset by increases in average monthly revenue per subscriber resulting from the delivery of local network channels by satellite, and increases in other programming offerings.

         DISH Network Operating Expenses. DISH Network operating expenses totaled $437 million during the three months ended June 30, 2001, an increase of $123 million or 39% compared to the same period in 2000. DISH Network operating expenses represented 50% and 56% of subscription television services revenue during the three months ended June 30, 2001 and 2000, respectively. The increase in DISH Network operating expenses in total was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers. We expect to continue to control costs and create operating efficiencies. We would expect operating expenses as a percentage of subscription television services revenue to remain near current levels during the remainder of 2001, however anticipated programming promotions could cause the percentage to increase.

         Subscriber-related expenses totaled $359 million during the three months ended June 30, 2001, an increase of $128 million compared to the same period in 2000. Such expenses, which include programming expenses, copyright royalties, residuals currently payable to retailers and distributors, and billing, lockbox and other variable subscriber expenses, represented 41% and 42% of subscription television services revenues during the three months

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


ended June 30, 2001 and 2000, respectively. While there can be no assurance, we expect subscriber-related expenses as a percentage of subscription television services revenue to remain near current levels during the remainder of 2001.

         Customer service center and other expenses principally consist of costs incurred in the operation of our DISH Network customer service centers, such as personnel and telephone expenses, as well as other operating expenses related to our service and installation business. Customer service center and other expenses totaled $70 million during the three months ended June 30, 2001, an increase of $2 million as compared to the same period in 2000. The increase in customer service center and other expenses primarily resulted from increased personnel and telephone expenses to support the growth of the DISH Network and from operating expenses related to the expansion of our installation and service business. Customer service center and other expenses totaled 8% of subscription television services revenue during the three months ended June 30, 2001, as compared to 12% during the same period in 2000. The decrease in this expense to revenue ratio primarily resulted from the on-going construction and start-up costs of our fifth customer service center in Virginia and our sixth customer service center in West Virginia during 2000. While there can be no assurance, we expect these expenses in total, and as a percentage of subscription television services revenue, to remain near current levels during the remainder of 2001. These expenses and percentages could temporarily increase in the future as additional infrastructure is added to meet future growth. We continue to work to automate simple telephone responses, and intend to increase internet based customer assistance in the future, in order to better manage customer service costs.

         Satellite and transmission expenses include expenses associated with the operation of our digital broadcast center, contracted satellite telemetry, tracking and control services, and commercial satellite in-orbit insurance premiums. Satellite and transmission expenses totaled $9 million during the three months ended June 30, 2001, a $5 million decrease compared to the same period in 2000. This decrease resulted from the expiration of the commercial in-orbit satellite insurance policies for EchoStar I, EchoStar II and EchoStar III during July 2000. As discussed below, we are currently self-insuring these satellites. Satellite and transmission expenses totaled 1% and 3% of subscription television services revenue during the three months ended June 30, 2001 and 2000, respectively. We expect satellite and transmission expenses in total and as a percentage of subscription television services revenue, to increase in the future as additional satellites or digital broadcast centers are placed in service and to the extent we successfully place commercial in-orbit insurance.

         Cost of sales - DTH equipment and Integration Services. Cost of sales - DTH equipment and integration services totaled $31 million during the three months ended June 30, 2001, a decrease of $15 million compared to the same period in 2000. Cost of sales - DTH equipment and integration services principally includes costs associated with digital set-top boxes and related components sold to international DTH operators and DBS accessories. This decrease in cost of sales - DTH equipment and integration services is consistent with the decrease in DTH equipment sales and integration services revenue. Cost of sales - DTH equipment and integration services represented 66% and 77% of DTH equipment revenue, during the three months ended June 30, 2001 and 2000, respectively.

         Marketing Expenses. We subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Consequently, our subscriber acquisition costs are significant. Marketing expenses totaled $254 million during the three months ended June 30, 2001 compared to $252 million for the same period in 2000. Subscriber promotion subsidies - promotional DTH equipment includes the cost related to EchoStar receiver systems distributed to retailers and other distributors of our equipment. Subscriber promotion subsidies - other includes net costs related to our free installation promotion and other promotional incentives. Advertising and other expenses totaled $27 million and $24 million during the three months ended June 30, 2001 and 2000, respectively.

         During the three months ended June 30, 2001, our marketing promotions included our Digital Home Plan, Free Now and a free installation program. Our subscriber acquisition costs under these programs are significantly higher than those under our marketing programs historically.

         During July 2000, we announced the commencement of our new Digital Dynamite promotion. This promotion was re-named the Digital Home Plan effective February 1, 2001. The Digital Home Plan offers several choices to consumers, ranging from the use of one EchoStar receiver system and our America's Top 100 CD

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


programming package for $35.99 per month, to providing consumers two or more EchoStar receiver systems and our America's Top 150 programming package for $49.99 per month. Consumers may also choose from one of our DishPVR Plans which includes the use of two or more EchoStar receiver systems, one of which includes a built-in hard drive that allows viewers to pause and record live programming without the need for video tape. The DishPVR Plans also included either America's Top 100 CD or DISH Latino Dos programming package for $49.99 per month or America's Top 150 programming package for $59.99 per month. With each plan, consumers receive in-home-service, must agree to a one-year commitment and incur a one-time set-up fee of $49.99, which includes the first month's programming payment.

         During February 2001, we announced our Free Now promotion offering all new subscribers a free base-level EchoStar receiver system and free installation. To be eligible for this program, a subscriber must provide a valid major credit card and make a one-year commitment to subscribe to either our America's Top 150 programming package or our America's Top 100 CD or DISH Latino Dos programming package plus additional programming totaling at least $39.98 per month. Subscriber acquisition costs are materially higher under this plan compared to historical promotions. To the extent that actual consumer participation levels increase beyond current levels, subscriber acquisition costs may increase. Although there can be no assurance as to the ultimate duration of the Free Now promotion, we intend to continue it through at least July 2001.

         We subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. There is no clear industry standard used in the calculation of subscriber acquisition costs. Our subscriber acquisition costs include subscriber promotion subsidies - promotional DTH equipment, subscriber promotion subsidies - other and DISH Network acquisition marketing expenses. During the three months ended June 30, 2001, our subscriber acquisition costs totaled approximately $252 million, or approximately $384 per new subscriber activation. Since we retain ownership of the equipment, amounts capitalized under our Digital Home Plan are not included in our calculation of these subscriber acquisition costs. Comparatively, our subscriber acquisition costs during the three months ended June 30, 2000, prior to the introduction of our Digital Home Plan, totaled $252 million, or approximately $408 per new subscriber activation. The decrease in our per new subscriber acquisition cost primarily resulted from an increase in direct sales and an increase in penetration of our Digital Home Plans. While there can be no assurance, we expect total subscriber acquisition costs for the year ended December 31, 2001 to be less than our prior estimate of approximately $450 per subscriber.

         Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase further to the extent that we continue or expand our Free Now program, or introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

         General and Administrative Expenses. General and administrative expenses totaled $88 million during the three months ended June 30, 2001, an increase of $30 million as compared to the same period in 2000. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses represented 9% of total revenue during each of the three months ended June 30, 2001 and 2000. Although we expect G&A expenses as a percentage of total revenue to remain near the current level or decline modestly in future periods, this expense to revenue ratio could increase.

         Non-cash, Stock-based Compensation. During 1999, we adopted an incentive plan which provided certain key employees with incentives including stock options. The payment of these incentives was contingent upon our achievement of certain financial and other goals. We met certain of these goals during 1999. Accordingly, during 1999 we recorded approximately $179 million of deferred compensation related to post-grant appreciation of stock options granted pursuant to the 1999 incentive plan. The related deferred compensation will be recognized over the five-year vesting period. Accordingly, during the three months ended June 30, 2001 and 2000 we recognized $7 million and $13 million, respectively, under this performance-based plan.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


         We report all non-cash compensation based on stock option appreciation as a single expense category in our accompanying statements of operations. The following table represents the other expense categories in our statements of operations that would be affected if non-cash, stock-based compensation was allocated to the same expense categories as the base compensation for key employees who participate in the 1999 incentive plan:

                                                                 THREE MONTHS ENDED JUNE 30,
                                                                    2000              2001
                                                                -----------        ----------
 Customer service center and other..........................    $       546        $      388
 Satellite and transmission.................................            656               311
 General and administrative.................................         11,820             6,312
                                                                -----------        ----------
    Total non-cash, stock-based compensation................    $    13,002        $    7,011
                                                                ===========        ==========

         Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA plus total marketing expenses. Pre-marketing cash flow was $387 million during the three months ended June 30, 2001, an increase of 75% compared to the same period in 2000. Our pre-marketing cash flow as a percentage of total revenue was approximately 40% during the three months ended June 30, 2001 compared to 34% during the same period in 2000. We believe that pre-marketing cash flow can be a helpful measure of operating efficiency for companies in the DBS industry. While there can be no assurance, we expect pre-marketing cash flow as a percentage of total revenue to remain near the current level during the remainder of 2001.

         Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation. EBITDA was $134 million during the three months ended June 30, 2001, compared to negative $31 million during the same period in 2000. This improvement in EBITDA was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber, resulting in recurring revenue which was large enough to support the cost of new and existing subscribers, together with the introduction of our Digital Home Plan in July 2000. Our calculation of EBITDA for the three months ended June 30, 2001 and 2000 does not include approximately $7 million and $13 million, respectively, of non-cash compensation expense resulting from post-grant appreciation of employee stock options. While there can be no assurance, we expect to continue to have positive EBITDA for the year ended December 31, 2001. As previously discussed, to the extent we expand our current marketing promotions and our subscriber acquisition costs materially increase, our EBITDA results will be negatively impacted because subscriber acquisition costs are generally expensed as incurred.

         It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         Depreciation and Amortization. Depreciation and amortization expenses aggregated $63 million during the three months ended June 30, 2001, a $21 million increase compared to the same period in 2000. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the commencement of operation of EchoStar VI in October 2000 and other depreciable assets placed in service during late 2000.

         Other Income and Expense. Other expense, net, totaled $70 million during the three months ended June 30, 2001, an increase of $17 million compared to the same period in 2000. This increase primarily resulted from an increase in interest expense as a result of the issuance of our 10 3/8% Senior Notes in September 2000 and the issuance of our 5 3/4% Convertible Subordinated Notes in late May 2001. This increase in interest expense was partially offset by an increase in interest income.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Six Months Ended June 30, 2001 Compared to the Six Months Ended June 30, 2000.

         Revenue. Total revenue for the six months ended June 30, 2001 was $1.828 billion, an increase of $616 million compared to total revenue for the six months ended June 30, 2000 of $1.212 billion. The increase in total revenue was primarily attributable to higher average revenue per subscriber and continued DISH Network subscriber growth.

         DISH Network subscription television services revenue totaled $1.678 billion for the six months ended June 30, 2001, an increase of $646 million compared to the same period in 2000. This increase was directly attributable to higher average revenue per subscriber and continued DISH Network subscriber growth.

         For the six months ended June 30, 2001, DTH equipment sales and integration services revenue totaled $88 million, a decrease of $35 million compared to the same period during 2000. This decrease in DTH equipment sales and integration services revenue was primarily attributable to a decrease in demand for digital set-top boxes from our two primary international customers as compared to the same period during 2000.

         DISH Network Operating Expenses. DISH Network operating expenses totaled $828 million during the six months ended June 30, 2001, an increase of $244 million or 42% compared to the same period in 2000. DISH Network operating expenses represented 49% and 57% of subscription television services revenue during the six months ended June 30, 2001 and 2000, respectively. The increase in DISH Network operating expenses in total was consistent with, and primarily attributable to, the increase in the number of DISH Network subscribers.

         Subscriber-related expenses totaled $675 million during the six months ended June 30, 2001, an increase of $242 million compared to the same period in 2000. Such expenses represented 40% and 42% of subscription television services revenues during the six months ended June 30, 2001 and 2000, respectively.

         Customer service center and other expenses totaled $135 million during the six months ended June 30, 2001, an increase of $11 million as compared to the same period in 2000. The increase in customer service center and other expenses primarily resulted from increased personnel and telephone expenses to support the growth of the DISH Network and from operating expenses related to the expansion of our installation and service business. Customer service center and other expenses totaled 8% of subscription television services revenue during the six months ended June 30, 2001, as compared to 12% during the same period in 2000. The decrease in this expense to revenue ratio primarily resulted from the on-going construction and start-up costs of our fifth customer service center in Virginia and our sixth customer service center in West Virginia during 2000.

         Satellite and transmission expenses totaled $18 million during the six months ended June 30, 2001, a $8 million decrease compared to the same period in 2000. This decrease resulted from the expiration of the commercial in-orbit satellite insurance policies for EchoStar I, EchoStar II and EchoStar III during July 2000. As discussed below, we are currently self-insuring these satellites. Satellite and transmission expenses totaled 1% and 3% of subscription television services revenue during the six months ended June 30, 2001 and 2000, respectively.

         Cost of sales - DTH equipment and Integration Services. Cost of sales - DTH equipment and integration services totaled $60 million during the six months ended June 30, 2001, a decrease of $33 million compared to the same period in 2000. This decrease in cost of sales - DTH equipment and integration services is consistent with the decrease in DTH equipment sales and integration services revenue. Cost of sales - DTH equipment and integration services represented 68% and 75% of DTH equipment revenue, during the six months ended June 30, 2001 and 2000, respectively.

         Marketing Expenses. Marketing expenses totaled $554 million during the six months ended June 30, 2001, an increase of $28 million compared to the same period in 2000. The increase in marketing expenses was primarily attributable to an increase in subscriber promotion subsidies. Advertising and other expenses totaled $54 million and $48 million during the six months ended June 30, 2001 and 2000, respectively.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

         General and Administrative Expenses. General and administrative expenses totaled $163 million during the six months ended June 30, 2001, an increase of $49 million as compared to the same period in 2000. The increase in G&A expenses was principally attributable to increased personnel expenses to support the growth of the DISH Network. G&A expenses represented 9% of total revenue during each of the six months ended June 30, 2001 and 2000.

         Non-cash, Stock-based Compensation. As a result of substantial post-grant appreciation of stock options, during the six months ended June 30, 2001 and 2000 we recognized $14 million and $27 million, respectively, of the total remaining deferred stock-based compensation under the 1999 incentive plan. The remainder will be recognized over the remaining vesting period.

         We report all non-cash compensation based on stock option appreciation as a single expense category in our accompanying statements of operations. The following table represents the other expense categories in our statements of operations that would be affected if non-cash, stock-based compensation was allocated to the same expense categories as the base compensation for key employees who participate in the 1999 incentive plan:

                                                                SIX MONTHS ENDED JUNE 30,
                                                                   2000           2001
                                                                ----------     ----------
 Customer service center and other..........................    $    1,201     $      621
 Satellite and transmission.................................         1,311            777
 General and administrative.................................        24,519         13,069
                                                                ----------     ----------
    Total non-cash, stock-based compensation................    $   27,031     $   14,467
                                                                ==========     ==========

         Pre-Marketing Cash Flow. Pre-marketing cash flow is comprised of EBITDA plus total marketing expenses. Pre-marketing cash flow was $739 million during the six months ended June 30, 2001, an increase of 82% compared to the same period in 2000. Our pre-marketing cash flow as a percentage of total revenue was approximately 40% during the six months ended June 30, 2001 compared to 34% during the same period in 2000.

         Earnings Before Interest, Taxes, Depreciation and Amortization. EBITDA is defined as operating income (loss) plus depreciation and amortization, and non-cash, stock-based compensation. EBITDA was $185 million during the six months ended June 30, 2001, compared to negative $119 million during the same period in 2000. This improvement in EBITDA was directly attributable to the increase in the number of DISH Network subscribers and higher average revenue per subscriber, resulting in recurring revenue which was large enough to support the cost of new and existing subscribers, though not yet adequate to support interest payments and other non-operating costs, together with the introduction of our Digital Home Plan in July 2000. Our calculation of EBITDA for the six months ended June 30, 2001 and 2000 does not include approximately $14 million and $27 million, respectively, of non-cash compensation expense resulting from post-grant appreciation of employee stock options.

         It is important to note that EBITDA and pre-marketing cash flow do not represent cash provided or used by operating activities. EBITDA and pre-marketing cash flow should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.

         Depreciation and Amortization. Depreciation and amortization expenses aggregated $122 million during the six months ended June 30, 2001, a $40 million increase compared to the same period in 2000. The increase in depreciation and amortization expenses principally resulted from an increase in depreciation related to the commencement of operation of EchoStar VI in October 2000 and other depreciable assets placed in service during late 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

         Other Income and Expense. Other expense, net, totaled $224 million during the six months ended June 30, 2001, an increase of $128 million compared to the same period in 2000. This increase primarily resulted from impairment losses on marketable and non-marketable investment securities of approximately $83 million, as discussed below, our equity in the loss of affiliates, and from an increase in interest expense as a result of the issuance of our 10 3/8% Senior Notes in September 2000 and the issuance of our 5 3/4% Convertible Subordinated Notes in late May 2001. This increase in interest expense was partially offset by an increase in interest income.

LIQUIDITY AND CAPITAL RESOURCES

Cash Sources

         On May 31, 2001, we sold $1 billion principal amount of 5 3/4% Convertible Subordinated Notes due 2008. The net proceeds of the offering are expected to be used for the construction, launch and insurance of additional satellites, strategic investments and acquisitions, and other general corporate purposes.

         As of June 30, 2001, our cash, cash equivalents and marketable investment securities totaled $2.392 billion, including $74 million of cash reserved for satellite insurance and approximately $2 million of restricted cash, compared to $1.550 billion, including $82 million of cash reserved for satellite insurance and $3 million of restricted cash, as of December 31, 2000. For the six months ended June 30, 2001 and 2000, we reported net cash flows from operating activities of $154 million and negative $137 million, respectively. The increase in net cash flow from operating activities reflects, among other things, an increase in the number of DISH Network subscribers and higher average revenue per subscriber, resulting in recurring revenue which is large enough to support the cost of new and existing subscribers, though not yet adequate to support interest payments and other non-operating costs.

         We expect that our future working capital, capital expenditure and debt service requirements will be satisfied primarily from existing cash and investment balances and cash generated from operations. Our ability to generate positive future operating and net cash flows is dependent upon our ability to continue to expand our DISH Network subscriber base, retain existing DISH Network subscribers, and our ability to grow our ETC and Satellite Services businesses. There can be no assurance that we will be successful in achieving our goals. The amount of capital required to fund our remaining 2001 working capital and capital expenditure needs will vary, depending, among other things, on the rate at which we acquire new subscribers and the cost of subscriber acquisition. Our working capital and capital expenditure requirements could increase materially in the event of increased competition for subscription television customers, significant satellite failures, or in the event of a general economic downturn, among other factors. These factors could require that we raise additional capital in the future.

Subscriber Turnover

         Our percentage churn for the six months ended June 30, 2001 increased compared to our percentage churn for the same period in 2000. The increase in our percentage churn during the second quarter of 2001 was due in part to price increases in certain of our programming packages, which went into effect on February 1, 2001. We believe that our percentage churn continues to be lower than satellite and cable industry averages. While we have successfully managed churn within a narrow range historically, we expect our percentage churn to be in excess of our historical average percentage churn for the remainder of 2001 as a result of the slowing economy, significant piracy of our competitor's product, bounty programs offered by competitors, our maturing subscriber base, and other factors. Finally, impacts from our litigation with the networks in Miami, new FCC rules governing the delivery of superstations and other factors, could cause us to terminate delivery of distant network channels and superstations to a material portion of our subscriber base, which could cause many of those customers to cancel their subscription to our other services. Any such terminations could result in a small reduction in average monthly revenue per subscriber and could result in an increase in our percentage churn. While there can be no assurance, notwithstanding the issues discussed above we have and expect to be able to continue to manage our percentage churn below industry averages during the remainder of 2001.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED

Subscriber Acquisition Costs

         As previously described, we subsidize the cost and installation of EchoStar receiver systems in order to attract new DISH Network subscribers. Our average subscriber acquisition costs were $408 per new subscriber activation during the six months ended June 30, 2001. Since we retain ownership of the equipment, amounts capitalized under our Digital Home Plan are not included in our calculation of these subscriber acquisition costs. While there can be no assurance, we expect total subscriber acquisition costs for the year ended December 31, 2001 to be less than our prior estimate of approximately $450 per subscriber. Our subscriber acquisition costs, both in the aggregate and on a per new subscriber activation basis, may materially increase to the extent that we continue or expand our Free Now promotion, or introduce other more aggressive promotions if we determine that they are necessary to respond to competition, or for other reasons.

         Funds necessary to meet subscriber acquisition costs will be satisfied from existing cash and investment balances to the extent available. We may, however, be required to raise additional capital in the future to meet these requirements. If we were required to raise capital today, a variety of debt and equity funding sources would likely be available to us. However, there can be no assurance that additional financing will be available on acceptable terms, or at all, if needed in the future.

Digital Home Plan

         During July 2000, we announced the commencement of our new Digital Dynamite promotion, which was re-named the Digital Home Plan effective February 1, 2001. The Digital Home Plan offers four choices to consumers, ranging from the use of one EchoStar receiver system and our America's Top 100 CD programming package for $35.99 per month, to providing consumers two or more EchoStar receiver systems and our America's Top 150 programming package for $49.99 per month. Consumers may also choose from one of our DishPVR Plans which includes the use of two or more EchoStar receiver systems, one of which includes a built-in hard disk drive that allows viewers to pause and record live programming without the need for video tape. The DishPVR Plans also included either America's Top 100 CD or DISH Latino Dos programming package for $49.99 per month or America's Top 150 programming package for $59.99 per month. With each plan, consumers receive in-home-service, must agree to a one-year commitment and incur a one-time set-up fee of $49.99, which includes the first month's programming payment. Our Digital Home Plan promotion allows us to capitalize and depreciate over 4 years equipment costs that would otherwise be expensed at the time of sale, but also results in increased capital expenditures. Capital expenditures under our Digital Home Plan promotion totaled approximately $149.1 million for the six months ended June 30, 2001.

Conditional Access System

         The access control system is central to the security network that prevents unauthorized viewing of programming. Theft of cable and satellite programming has been widely reported and our signal encryption has been pirated and could be further compromised in the future. Theft of our programming reduces future potential revenue and increases our net subscriber acquisition costs. If other measures are not successful, it could be necessary to replace the credit card size smart card that controls the security of each consumer set top box at a material cost to us. In order to combat piracy and to generate additional future revenue opportunities, we may decide to replace smart cards at any time in the future. The cost of replacing these smart cards will not have a material effect on our results of operations.

Intellectual Property

         Many entities, including some of our competitors, now have and may in the future obtain patents and other intellectual property rights that cover or affect products or services directly or indirectly related to those that we offer. In general, if a court determines that one or more of our products infringes on intellectual property held by others, we would be required to cease developing or marketing those products, to obtain licenses to develop and market those products from the holders of the intellectual property, or to redesign those products in such a way as to avoid infringing the patent claims. Material damage awards, including the potential for triple damages under patent laws, could also result. Various parties have asserted patent and other intellectual property rights with respect to components within our

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


direct broadcast satellite system. Certain of these parties have filed suit against us, including Starsight, Superguide, and IPPV Enterprises, as previously described. We cannot be certain that these persons do not own the rights they claim, that our products do not infringe on these rights, that we would be able to obtain licenses from these persons on commercially reasonable terms or, if we were unable to obtain such licenses, that we would be able to redesign our products to avoid infringement.

Obligations and Future Capital Requirements

         Semi-annual cash debt service of approximately $94 million related to our 9 1/4% Senior Notes due 2006 (Seven Year Notes) and our 9 3/8% Senior Notes due 2009 (Ten Year Notes), is payable in arrears on February 1 and August 1 each year. Semi-annual cash debt service requirements of approximately $24 million related to our 4 7/8% Convertible Subordinated Notes due 2007 is payable in arrears on January 1 and July 1 of each year. Semi-annual cash debt service of approximately $52 million related to our 10 3/8% Senior Notes due 2007 is payable in arrears on April 1 and October 1 of each year. Semi-annual debt service requirements of approximately $29 million related to our 5 3/4% Convertible Subordinated Notes due 2008 is payable in arrears on May 15 and November 15 of each year, commencing November 15, 2001. There are no scheduled principal payment or sinking fund requirements prior to maturity of any of these notes.

         The indentures related to our 9 1/4% Senior Notes due 2006 (the "Seven Year Notes") and our 9 3/8% Senior Notes due 2009 (the "Ten Year Notes") (collectively, the "Seven and Ten Year Notes Indentures") contain restrictive covenants that require us to maintain satellite insurance with respect to at least half of the satellites we own. Insurance coverage is therefore required for at least three of our six satellites currently in orbit. We had procured normal and customary launch insurance for EchoStar VI, which expired on July 14, 2001. As a result, we are currently self-insuring EchoStar I, EchoStar II, EchoStar III, EchoStar IV, EchoStar V and EchoStar VI. During 2000, to satisfy insurance covenants related to the outstanding EchoStar DBS senior notes, we reclassified an amount equal to the depreciated cost of two of our satellites from cash and cash equivalents to cash reserved for satellite insurance on our balance sheet. As of June 30, 2001, cash reserved for satellite insurance totaled approximately $74 million. Cash reserved for satellite insurance increased by approximately $60 million on July 14, 2001 as a result of the expiration of the EchoStar VI launch insurance policy. The reclassifications will continue until such time, if ever, as we can again insure our satellites on acceptable terms and for acceptable amounts. We believe we have in-orbit satellite capacity sufficient to expeditiously recover transmission of most programming in the event one of our in-orbit satellites fails. However, the cash reserved for satellite insurance is not adequate to fund the construction, launch and insurance for a replacement satellite in the event of a complete loss of a satellite. Programming continuity could not be assured in the event of multiple satellite losses.

         We utilized $91 million of satellite vendor financing for our first four satellites. As of June 30, 2001, approximately $20 million of that satellite vendor financing remained outstanding. The satellite vendor financing bears interest at 8 1/4% and is payable in equal monthly installments over five years following launch of the satellite to which it relates. A portion of the contract price with respect to EchoStar VII is payable over a period of 13 years following launch with interest at 8%, and a portion of the contract price with respect to EchoStar VIII and EchoStar IX is payable following launch with interest at 8%. Those in orbit payments are contingent on the continued health of the satellites.

         Effective July 6, 2001, we redeemed, for cash, all of our remaining outstanding 6 3/4% Series C Cumulative Convertible Preferred Stock at a total redemption price of approximately $2,400 or $51.929 per share.

         During the remainder of 2001, we anticipate total capital expenditures of between $300-$500 million depending upon the strength of the economy and other factors. We expect as much as 40% of that amount to be utilized for satellite construction and approximately 60% for EchoStar receiver systems in connection with our Digital Home Plan and for general corporate expansion. These percentages could change depending on actual total expenditures for the year. While the Digital Home Plan is a competitive promotion for consumers who want multiple receivers, consumers who only want a single receiver tend to be more attracted to other industry

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - CONTINUED


promotions. Consequently, our anticipated capital expenditures related to the Digital Home Plan promotion will decrease to the extent those consumers find other promotions we offer to be more compelling.

         In addition to our DBS business plan, we have licenses, or applications pending with the FCC, for a two satellite FSS Ku-band satellite system and a two satellite FSS Ka-band satellite system. We will need to raise additional capital to fully construct these satellites. We are currently funding the construction phase for three satellites. Two of these satellites, EchoStar VII and EchoStar VIII, will be advanced, high-powered DBS satellites. The third satellite, EchoStar IX, will be a hybrid Ku/Ka-band satellite.

         During November 2000, one of our wholly-owned subsidiaries purchased a 49.9% interest in VisionStar, Inc. VisionStar holds an FCC license for, and is constructing a Ka-band satellite to launch into, the 113 W.L. orbital slot. Together with VisionStar we have requested FCC approval to acquire control over VisionStar by increasing our ownership of VisionStar to 90%, for a total purchase price of approximately $2.8 million. We have also provided loans to VisionStar totaling less than $10 million to date for the construction of their satellite and expect to provide additional funding to VisionStar in the future. We are not obligated to finance the full remaining cost to construct and launch the VisionStar satellite, but VisionStar's FCC license currently requires construction of the satellite to be completed by April 30, 2002 or the license could be revoked. There can be no assurance construction of the satellite will be completed within this time frame. We currently expect to continue to fund loans and equity contributions for construction of the satellite in the near term from cash on hand, and expect that we may spend approximately $79.5 million during 2001 for that purpose subject to, among other things, FCC action. In the future we may fund construction, launch and insurance of the satellite through cash from operations, public or private debt or equity financing, joint ventures with others, or from other sources.

         On July 11, 2001, we announced that, subject, among other things, to customary regulatory approvals, we intend to increase our equity stake in StarBand Communications Inc. to approximately 32% and acquire four out of seven seats on the StarBand Board of Directors. In exchange, we would invest an additional $50 million in StarBand. Further, we would lease transponder capacity to StarBand from a next generation satellite. In accordance with the agreement and subject to customary regulatory approvals, our equity stake would increase to approximately 60% upon commencement of the construction of the next generation satellite. This investment is expected to be accounted for using the equity method of accounting, which will be retroactively applied during the third quarter 2001. In the future we may fund construction, launch and insurance of satellites through cash from operations, public or private debt or equity financing, joint ventures with others, or from other sources.

         From time to time we evaluate opportunities for strategic investments or acquisitions that would complement our current services and products, enhance our technical capabilities or otherwise offer growth opportunities. As a result, acquisition discussions and offers, and in some cases, negotiations may take place and future material investments or acquisitions involving cash, debt or equity securities or a combination thereof may result.

         We expect that our future working capital, capital expenditure and debt service requirements will be satisfied from existing cash and investment balances, and cash generated from operations. Our ability to generate positive future operating and net cash flows is dependent, among other things, upon our ability to retain existing DISH Network subscribers, our ability to manage the growth of our subscriber base, and our ability to grow our ETC business. To the extent future subscriber growth exceeds our expectations, it may be necessary for us to raise additional capital to fund increased working capital requirements. There may be a number of other factors, some of which are beyond our control or ability to predict, that could require us to raise additional capital. These factors include unexpected increases in operating costs and expenses, a defect in or the loss of any satellite, or an increase in the cost of acquiring subscribers due to additional competition, among other things. If cash generated from our operations is not sufficient to meet our debt service requirements or other obligations, we would be required to obtain cash from other financing sources. If we were required to raise capital today a variety of debt and equity funding sources would likely be available to us. However, there can be no assurance that such financing would be available on terms acceptable to us, or if available, that the proceeds of such financing would be sufficient to enable us to meet all of our obligations.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISKS ASSOCIATED WITH FINANCIAL INSTRUMENTS

         As of June 30, 2001, our unrestricted cash, cash equivalents and marketable investment securities had a fair value of $2.316 billion. Of that amount, a total of $2.174 billion was invested in: (a) cash; (b) debt instruments of the U.S. Government and its agencies; (c) commercial paper with an average maturity of less than one year and rated in one of the four highest rating categories by at least two nationally recognized statistical rating organizations; and (d) instruments with similar risk characteristics to the commercial paper described above. The primary purpose of these investing activities has been to preserve principal until the cash is required to fund operations. Consequently, the size of this portfolio fluctuates significantly as cash is raised and used in our business.

         The value of certain of the investments in this portfolio can be impacted by, among other things, the risk of adverse changes in securities and economic markets generally, as well as the risks related to the performance of the companies whose commercial paper and other instruments we hold. However, the high quality of these investments (as assessed by independent rating agencies), reduces these risks. The value of these investments can also be impacted by interest rate fluctuations. At June 30, 2001, all of our investments in this category were in fixed rate instruments or money market type accounts. While an increase in interest rates would ordinarily adversely impact the fair value of fixed rate investments, we normally hold these investments to maturity. Consequently, neither interest rate fluctuations nor other market risks typically result in significant gains or losses to this portfolio. A decrease in interest rates has the effect of reducing our future annual interest income from this portfolio, since funds would be re-invested at lower rates as the instruments mature. Over time, any net percentage decrease in interest rates could be reflected in a corresponding net percentage decrease in our interest income. During the six months ending June 30, 2000 and 2001, the impact of interest rate fluctuations, changed business prospects and all other factors did not have a material impact on the fair value of the portfolio, or on our income derived from this portfolio.

         We also invest in debt and equity of public and private companies for strategic and financial purposes. As of June 30, 2001, we held strategic and financial debt and equity investments of public companies with a fair value of approximately $142 million. We acquired stock in one of those companies, OpenTV, in connection with establishment of a strategic relationship which did not involve the investment of cash by us. None of these investments accounted for more than 40% of the total fair value of the portfolio. We may make additional strategic and financial investments in other debt and equity securities in the future.

         The fair value of our strategic debt investments can be impacted by interest rate fluctuations. Absent the effect of other factors, a hypothetical 10% increase in LIBOR would result in a decrease in the fair value of our investments in these debt instruments of approximately $40 million. The fair value of our strategic debt and equity investments can also be significantly impacted by the risk of adverse changes in securities markets generally, as well as risks related to the performance of the companies whose securities we have invested in, risks associated with specific industries, and other factors. These investments are subject to significant fluctuations in fair market value due to the volatility of the securities markets and of the underlying businesses. A hypothetical 10% adverse change in the price of our public strategic debt and equity investments would result in approximately a $14.2 million decrease in the fair value of that portfolio.

         In accordance with generally accepted accounting principles, declines in the market value of a marketable investment securities which are estimated to be "other than temporary" must be recognized in the statement of operations, thus establishing a new cost basis for such investment. We reviewed the fair value of our marketable investment securities as of June 30, 2001 and determined that some declines in market value have occurred which may be other than temporary. As a result, we established a new cost basis for certain of these investments, and accordingly reduced our previously recorded unrealized loss and recorded a charge to earnings of approximately $856,000 during the three months ended June 30, 2001. During the six months ended June 30, 2001, EchoStar recorded an aggregate charge to earnings for other than temporary declines of approximately $33.3 million. We have not used derivative financial instruments for speculative purposes. We have not hedged or otherwise protected against the risks associated with any of our investing or financing activities.

         In addition to the $2.316 billion, we have made strategic equity investments in certain non-marketable investment securities including Wildblue Communications, StarBand Communications, VisionStar, Inc. and Replay TV. The original cost basis of our investments in these non-marketable investment securities totaled approximately $116 million. The securities of these companies are not publicly traded. Our ability to create realizable value for our strategic investments in companies that are not public is dependent on the success of their business plans. Among other things, there is relatively greater risk that those companies may not be able to raise sufficient capital to fully finance and execute their business plans. Since private markets are not as liquid as public markets, there is also increased risk that we will not be able to sell these investments, or that when we desire to sell them that we will not be able to obtain full value for them. StarBand and Wildblue cancelled their planned initial public stock offerings. As a result of the cancellation of those offerings and other factors, during the six months ended June 30, 2001, we recorded a non-recurring charge of approximately $49.4 million to reduce the carrying value of certain of our non-marketable investment securities to their estimated fair values. Starband and Wildblue need to obtain significant additional capital in the near term. Absent such funding, additional write-downs of our investments could be necessary. As previously discussed, we intend to increase our equity stake in StarBand to approximately 32% and acquire four out of seven seats on the StarBand Board of Directors. In exchange, we would invest an additional $50 million in StarBand. Further, we would lease transponder capacity to StarBand from a next generation satellite. In accordance with the agreement and subject to customary regulatory approvals, our equity stake would increase to approximately 60% upon commencement of the construction of the next generation satellite.